UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☒      Soliciting Material Pursuant to §240.14a-12

Sea Pines Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Set forth below is a newsletter sent by Sea Pines Associates, Inc. to its shareholders on October 27, 2004.

[Associates News Logo]

The Newsletter of Sea Pines Associates, Inc.

October 2004

ISLAND PACKET ARTICLE CORRECTION

An article in the October 22 Island Packet gives an incorrect impression of the likely timetable for a shareholder vote on the proposed merger between Sea Pines Associates, Inc. and The Riverstone Group, LLC. The actual facts are as follows:

–	On August 16, 2004, Sea Pines filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with the proposed merger. In response to comments received from the SEC staff on the preliminary proxy statement, Sea Pines filed additional materials and a revised draft of the preliminary proxy statement on October 21, 2004. On October 22, the SEC staff informed Sea Pines of its intention to perform a limited review of the new filings. The timing of the mailing of the proxy materials to our shareholders will depend on when the limited review process is completed, which Sea Pines expects to occur in November.

–	There will be a period of approximately 30 days after the proxy materials are mailed for shareholders to consider the proposed merger and send in their proxies. A shareholder meeting will be held at the conclusion of that period, at which time the vote will be taken and the results of the vote will be announced.

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